Exhibit 10.8(g)

LIST OF CERTAIN BENEFITS AVAILABLE TO CERTAIN EXECUTIVE OFFICERS

(As in effect December 31, 2019)

The following benefits are available to some or all executive officers (among other persons), but not to all full-time employees of FHN.

1)	If the Board has authorized a stock repurchase program, an executive may request the repurchase of shares of FHN at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the shares is otherwise permissible under the authorized program.

2)	FHN’s regular disability insurance program is available to employees generally. Employees above a certain grade level, including executive officers, are offered an additional benefit. Executive officers who choose the additional coverage pay the premiums with after-tax dollars.

3)	FHN makes available or pays for tax preparation, tax consulting, estate planning, and financial counseling services for executive officers. If a preferred provider is used, FHN will pay the annual counseling fee (approximately $17,000 for 2019) per person as well as general engagement fees and expenses which are not applied on a per person basis. If an executive chooses to use another provider, FHN will reimburse actual costs up to the following limits: $15,000 per year for the CEO; and $5,000 per year for other executives.

4)	On occasion spouses of certain employees, including executive officers, are asked by FHN, for business reasons, to accompany the employee on a business trip or function. In those cases FHN may pay the travel, accommodation, and other expenses of the spouse incidental to the trip or function, some or all of which can result in taxable income for the employee. On occasion FHN may provide or pay for a memento, gift, or other gratuity that the employee or spouse receives in connection with the business trip or function.

5)	FHN provides a relocation benefit to a wide range of employees, including executive officers, under varying circumstances and subject to certain constraints. The benefit may be in the form of an allowance or a reimbursement of actual expenses, and includes a tax gross up feature.

6)	FHN requires the Chief Executive Officer to participate in an executive health program selected by FHN. The program provides substantially enhanced ongoing health screening and related services. FHN pays the expenses associated with attendance, including program fees and incidental expenses such as lodging, meals, and air travel. The program primarily performs screening and diagnostic functions. Accordingly, any treatments that might be recommended as a result of the program generally would be paid in the ordinary course through the health insurance plan selected by the Officer under FHN’s broad-based employee health benefit program.